

TABLE  OF  CONTENTS


                                                           Page
President's Message                                           2
Canandaigua National Corporation Directors and Officers       4
Financial Highlights                                          5
Independent Auditors' Report                                  7
Consolidated Financial Statements                             8
Notes to Consolidated Financial Statements                   12
Common Stock Data                                            31
The Canandaigua National Bank and Trust Company Community
Advisory Committees                                          32
The Canandaigua National Bank and Trust Company Officers     33
Community Banking Offices                                    34
Arthur S. Hamlin Award for Excellence                        35
New Branch Offices                                           36







ANNUAL  MEETING:
The Annual Meeting of Stockholders will be held at the Main Office of The Canandaigua National Bank and Trust Company, 72 South Main Street, Canandaigua, New York 14424; March 15, 2000 at 1:00 P.M.





FORM  10-K
A copy of the Corporation's Form 10-K Annual Report is available without charge to stockholders upon written request to: Robert G. Sheridan, Secretary; 72 South Main Street, Canandaigua, New York 14424.





CANANDAIGUA  NATIONAL  CORPORATION
72  South  Main  Street,  Canandaigua,  New  York  14424
Phone:  716-394-4260 or 1-800-724-2621
Fax:  716-396-1355
Internet:  www.cnbank.com

(photograph  of  George  W.  Hamlin,  IV)

PRESIDENT'S  MESSAGE
February  9,  2000

To Our Shareholders:

  We  are in  the fifth  year of our "Plan for  Year 2010"  commenced  in 1995.
First, we envisioned the development of comprehensive financial services for individuals, be they growing families or businesses. This focused on four elements: payment services, access to credit, savings and investment, and insurance. In our mind these were the four legs of the stool upon which an individual's financial concerns rest. Then, we developed and implemented support systems to include the entire revamping of our data processing systems adopting a wholly new approach in relational database architecture, developed a Credit Administration function second to none, and established a Human Resources function tasked to identify and staff our plans for the future. With the stage thus set, in 1998 we broadened the base of products and services by converting our successful mutual fund (Canandaigua Funds) to a retail fund and ultimately prevailed in a court battle to allow our Bank and others to sell a full line of insurance products to our customers. This past year, we "launched" our branching initiatives to establish "beach heads" in definable markets in Monroe County north of the Thruway along the same lines as our
foundation  facilities  south  of  the  Thruway.   We  opened  offices  in
Webster/Penfield, Chili, Perinton, Honeoye Falls, Greece, and Irondequoit, all within twelve months. Sites on East Main Street near the Four Corners in the City of Rochester and in Bushnell's Basin will come in the second quarter of 2000 Bushnell's Basin will feature investment, trust, commercial services supported by satellite check processing, and administrative support for all of these new facilities which supplement the main operations located at the Home Office. These are the "inked" arrangements where others are in process to be announced and which altogether will round out our commitment to these newmarkets and the distinct communities they represent.

  Yes, the metropolitan market is in transition adjusting to the acquisition of First National Bank of Rochester by a large regional holding company headquartered in Buffalo, which merger was effective at the end of the second quarter of 1999. Competition from existing larger institutions in the marketplace and three "new-to-the-market" institutions have confirmed that the metropolitan market is an attractive place to be, each opening a single office to "test the waters." This strategy is compared with our master strategy and commitment to the entire marketplace with what will be the establishment of eight new facilities in just 16 months. The setting of these "anchor" points allows any new or existing customer to have convenient access to our services throughout the entire geographical area and validates our extensive
"e-services" available "24 hours/7 days" via ATM, internet(www.cnbank.com) and CNBanker Voice.

  Our reception, to date, in the communities we have selected has been gratifying - exceeding our projections dramatically and positively. This process has been assisted significantly by an effective TV branding campaign which has more than tripled our "recognition" and has been a primary factor in our year-over-year deposit growth of over 20%. Likewise, loan growth has been substantial during the course of this year at nearly 28%. The more recent openings are tracking growth consistent with our earliest openings. The spillover effect of such activity and advertisement has positively impacted growth in our base markets south of the Thruway and in Pittsford, now in its fifth year. Synergies are at work.

  Of course, as we said in our June letter, this expansion is not without its costs. Unlike a manufacturing firm which "invests" in machinery to improve production and earnings, but may defer the "expense" of such investment through depreciation in later years presumably against greater earnings in those later years, our investment in human capital which attends our expansion creates an expense which cannot be deferred as depreciation to later years but must be expensed currently and before new revenues which, by the nature of things, lag the expenses associated with creating them. Thus, we are pleased to report earnings per share for the year 1999 of $14.78 which is above our budget of $14.55 representing a good performance against the 1999 plan. This performance, however, is about two-thirds of our earnings for the previous year of $22.38 which is a figure more in line with our customary level of earnings. The principal impact may be found in significantly increased staffing costs associated with the opening of so many new facilities. Fortunately and significantly, our net interest margins have been sustained at the same level as last year, a level which is better than peer (65th percentile). Positive contributions to earnings include strong performance in our Trust and Investment businesses and our participation in CEPHAS (mezzanine financing partnership) and USA Payroll, now profitable and paying dividends both in terms of hard dollars and synergistic opportunities.

  Legislatively speaking, November saw the President signing the Financial Services Modernization Act of 1999, which purports to be a wholesale reform of the banking laws in place since 1933 under which we have labored with great difficulty, especially in the last ten years. For our company, we had been able to achieve our product and services goals without the new legislation through a process of regulatory reform and judicial support of that reform. However, the Act will bring us some additional flexibility to operate more efficiently in these new businesses as artificial walls and barriers are removed which were a part of the former regulatory scheme. Thus, the operations of Canandaigua Funds, our mutual fund, and our insurance operations may be streamlined .

  We  are  in  the  tenth  year  of  an  economic expansion, now unprecedented.
Inflation has been well behaved. Unemployment in the 4% range is as low as anyone can remember. The Federal Reserve has tightened (raised) interest rates recently out of an abundance of caution given growth rates at 4% of G.D.P. which is above a range of 2% to 3% which is generally felt to be more sustainable. All of this augers well for us in our expansion plans which are enhanced and assisted by a climate of financial "fair weather" giving us the opportunity to become well-established before any threat of "storm clouds" develop.

  We are midway through the execution of our plan as we "invest" or "expense" our way to future opportunities. Our people are responding to the challenges which are inevitable in the execution of any large project. We are on track on our five-year projections which generally contemplate a couple of years of lower-than-customary earnings offset by a couple of years of recovery of that investment followed by a strong final year demonstrating that the expenses and challenges of the first few years were worth all the effort. Regardless of what the economy or competitive environment may bring, we are executing on an opportunity which is presented but once in a lifetime, indeed once a century, and the early returns are that it is working.

  We are committed to being the region's principal, locally owned, full-service financial intermediary. Even though we may be small relative to the market and other players in that market, we have a powerful thesis of community investment and personal service that is real and differentiable from the performance of others. This thesis has sustained us over the last century (113 years) and will sustain us in the next century. A reasonable risk/return for shareholders coupled with extraordinary value presented to customers, the community and colleagues, is a viable long-term strategy even if not flashy or headline grabbing.

  On a personal note, I am happy to report I have won an election to serve a second three-year term as a Director of the New York Federal Reserve Bank. For a Community Banker, the nomination for a second term was without precedent. The election itself was unusual since, for the first time in 13 years, two other candidates threw their hats into the ring. Happily, I garnered 93% of the votes cast in what must have been a record turnout. I was graciously assisted by the unsolicited support of two other financial institutions who offered to support and actively initiate a campaign by mail on my behalf which was as unexpected by me as it was effective in getting the vote out and achieving a favorable result. This effort was ably assisted by our Marketing Department which is just another example of the support and effectiveness of our associates.

  Think about it. Eight facilities in sixteen months. Branch Administration, Training and Human Resources have truly risen to the occasion. None of this would have been possible without Operations and Audit support, all accomplished despite the distractions and the brouhaha surrounding Y2K preparations and certifications, an event which turned out to be the most heralded non-event of the century. Commercial loan growth put strains on Credit Administration and Resource Recovery. Trust and Investments had its own challenges, with Y2K and planning for a new facility, and still contributed substantially to margin. A growing facility is ultimately supported by an expansion of assets originated and serviced by our Commercial and Retail Divisions, backed in turn by a Herculean effort given by our newly minted Finance Department. When placed all in one paragraph, one cannot help but be impressed by the teamwork which underlies our success today and which will be the principal ingredient of our success for tomorrow.

         Very truly yours,
         /s/  George  W.  Hamlin,  IV
         George W. Hamlin, IV
         President

CANANDAIGUA  NATIONAL  CORPORATION  BOARD  OF  DIRECTORS


(photograph  of  the  Board  of  Directors)


Back Row: James S. Fralick, Robert G. Sheridan, George W. Hamlin, IV, David Hamlin, Jr., Stephen D. Hamlin, Daniel P. Fuller
Front Row: Caroline C. Shipley, Frank H. Hamlin, Alan J. Stone, Chairman, Patricia A. Boland, Richard P. Miller, Jr.

 Patricia A. Boland  Retired Executive Director, Granger Homestead
 James S. Fralick  Adjunct Professor, University of Rochester's Simon School
  and Syracuse University's Maxwell School
 Daniel P. Fuller  Owner, Bristol Mountain
 David Hamlin, Jr.  Farmer
 Frank H. Hamlin  Investor
 George W. Hamlin, IV  President, CEO, Trust and CRA Officer,
  The Canandaigua National Bank and Trust Company
 Stephen D. Hamlin  President and CEO, Sonnenberg Gardens
 Richard P. Miller, Jr.  Senior Vice President and Chief Operating Officer
  University of Rochester
 Robert G. Sheridan  Retail Senior Vice President and Cashier,
  The Canandaigua National Bank and Trust Company
 Caroline C. Shipley  Educator, Director New York State School Boards
  Association
 Alan J. Stone  Chairman of the Board of Directors,
  The Canandaigua National Bank and Trust Company
  Managing Partner, Stone Properties


 EMERITUS  BOARD  MEMBERS
 Arthur S. Hamlin  Retired Banker
 Eldred M. Sale  Retired Banker
 Willis F. Weeden, MD  Retired Surgeon


 OFFICERS
 George W. Hamlin, IV President
 Robert G. Sheridan, Secretary
 Gregory S. MacKay, Treasurer

ABOUT  THE  CORPORATION


Canandaigua National Corporation is a one-bank holding company providing comprehensive financial services. Its wholly owned subsidiaries include The Canandaigua National Bank and Trust Company and HomeTown Funding, Inc., a mortgage company. The Bank engages in full-service commercial and consumer banking, trust business and insurance services. Its market area is generally Western Ontario County and Monroe County.


                              FINANCIAL HIGHLIGHTS
                     Years ended December 31, 1999 and 1998
                  (dollars in thousands, except per share data)


                                         1999   % Change    1998
                                      -------   -------- -------
Net Income                           $  2,357              3,587
Cash Dividends                       $  1,833              1,766
Basic Earnings Per Share             $  14.78              22.38
Dividends Per Share                  $  11.50              11.00
Book Value Per Share                 $ 268.02             265.94
Total Assets                         $522,135            428,047
Securities                           $ 75,864             72,916
Loans-Net                            $394,227            308,486
Deposits                             $454,290            376,507
Stockholders' Equity                 $ 42,477             42,478
Weighted Average Shares Outstanding   159,521            160,254
Return on Average Assets                  .50%               .86%
Return on Beginning Equity               5.50%              8.76%








                 THE CANANDAIGUA NATIONAL BANK AND TRUST COMPANY
                                TRUST DEPARTMENT

                     Years ended December 31, 1999 and 1998
                       (at cost, in thousands of dollars)


                                           1999  % Change    1998
                                        -------  -------- -------
Estate, Trust and Guardianship Assets  $215,022           139,211
Custodian Account Assets                342,098           263,955
The Canandaigua Funds' Assets            29,695            20,414
                                       --------           -------
Total Assets Under Administration      $586,815           423,580
                                       ========           =======

Graph  1  (depicting  Assets,  Deposits  and  Loans  for the years 1994 to 1998)









Graph  2  (depicting Trust Assets Market and Book Value for  the years 1994  to  1998)

INDEPENDENT  AUDITORS'  REPORT





The  Stockholders  and  Board  of  Directors
Canandaigua  National  Corporation:

We have audited the accompanying consolidated balance sheets of Canandaigua National Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Canandaigua National Corporation and subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.


/s/KPMG  LLP


February 4, 2000
Rochester, New York



CANANDAIGUA  NATIONAL  CORPORATION  AND  SUBSIDIARIES

                             CONSOLIDATED BALANCE SHEETS
                              DECEMBER 31, 1999 AND 1998
                       (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


ASSETS                                                              1999       1998
----------------------------------------------------------------  ---------  --------

Cash and due from banks                                           $ 26,801    23,892
Interest-bearing deposits with other financial institutions             33       314
Securities:
  - Available for sale, at fair value                                  528       437
  - Held-to-maturity (fair value of $74,805 in 1999 and
    $73,688 in 1998)                                                75,336    72,479
Loans - net of allowance of $4,136 in 1999 and $3,283 in 1998      394,227   308,486
Premises and equipment - net                                        13,438    11,468
Accrued interest receivable                                          2,682     2,244
Federal Home Loan Bank stock and Federal Reserve Bank stock          3,548     3,548
Other assets                                                         5,542     5,179
                                                                  ---------  --------
        Total Assets                                              $522,135   428,047
                                                                  =========  ========

LIABILITIES AND STOCKHOLDERS' EQUITY
----------------------------------------------------------------
Deposits:
  Demand
    Non-interest bearing                                          $ 74,630    64,368
    Interest bearing                                                46,490    56,877
  Savings and money market                                         156,108   109,316
  Certificates of deposit                                          177,062   145,946
                                                                  ---------  --------
        Total deposits                                             454,290   376,507
FHLB advances                                                       22,218     7,142
Accrued interest payable and other liabilities                       3,150     1,920
                                                                  ---------  --------
        Total Liabilities                                          479,658   385,569
                                                                  ---------  --------

Commitments and Contingencies (Notes 13 and 14)

Stockholders' Equity:
  Common stock, $50 par value; 240,000 shares authorized;
    162,208 shares issued in 1999 and 1998                           8,110     8,110
  Additional paid in capital                                         8,506     8,489
  Retained earnings                                                 27,087    26,569
  Treasury stock at cost (3,725 shares in 1999 and 2,479 shares
    in 1998)                                                        (1,348)     (835)
  Accumulated other comprehensive income                               122       145
                                                                  ---------  --------
        Total Stockholders' Equity                                  42,477    42,478
                                                                  ---------  --------
        Total Liabilities and Stockholders' Equity                $522,135   428,047
                                                                  =========  ========

See  accompanying  notes  to  consolidated  financial  statements.



CANANDAIGUA  NATIONAL  CORPORATION  AND  SUBSIDIARIES

                         CONSOLIDATED STATEMENTS OF INCOME
                    YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                            1999     1998    1997
                                                           -------  ------  -------
Interest income:
  Loans, including fees                                    $28,865  26,834  25,389
  Securities                                                 3,756   3,967   4,027
  Other                                                        232      52      17
                                                           -------  ------  ------
        Total interest income                               32,853  30,853  29,433
                                                           -------  ------  ------
Interest expense:
  Deposits                                                  12,725  10,746   9,733
  Borrowings                                                   527   1,687   1,506
                                                           -------  ------  ------
      Total interest expense                                13,252  12,433  11,239
                                                           -------  ------  ------
      Net interest income                                   19,601  18,420  18,194
Provision for loan losses                                    1,239     641     851
                                                           -------  ------  ------
      Net interest income after provision for loan losses   18,362  17,779  17,343
                                                           -------  ------  ------

Other income:
  Service charges on deposit accounts                        2,548   1,810   1,534
  Trust income                                               2,782   2,249   1,723
  Net gain (loss) on sale of mortgages                          88     125      29
  Other operating income                                     1,856   1,740     502
                                                           -------  ------  ------
      Total other income                                     7,274   5,924   3,788
                                                           -------  ------  ------

Operating expenses:
  Salaries & employee benefits                              13,055  10,557   9,638
  Occupancy expense                                          3,763   3,007   2,736
  FDIC insurance                                                43      39      38
  Marketing and public relations                             1,162     515     399
  Office supplies, printing and postage                        966     807     712
  Other operating expenses                                   3,394   3,505   2,109
                                                           -------  ------  ------
      Total operating expenses                              22,383  18,430  15,632
                                                           -------  ------  ------

      Income before income taxes                             3,253   5,273   5,499
Income taxes                                                   896   1,686   1,762
                                                           -------  ------  ------
      Net income                                           $ 2,357   3,587   3,737
                                                           =======  ======  ======

Basic earnings per share                                   $ 14.82   22.38   23.22
                                                           =======  ======  ======

Diluted earnings per share                                 $ 14.78   22.38   23.22
                                                           =======  ======  ======


See  accompanying  notes  to  consolidated  financial  statements.



CANANDAIGUA  NATIONAL  CORPORATION  AND  SUBSIDIARIES

                         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                           YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                            (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


                                                                               ACCUMULATED
                                            ADDITIONAL                            OTHER
                                 COMMON     PAID IN     RETAINED   TREASURY   COMPREHENSIVE
                                 STOCK      CAPITAL     EARNINGS     STOCK       INCOME       TOTAL
                              ------------  -------     ---------  ---------  -------------  -------
Balance at December 31, 1996  $      8,110    8,489       22,616       (174)            78   39,119

  Comprehensive income:
    Change in unrealized
     gain on securities
     available for sale,
     net of taxes of $27                 -        -            -          -             41       41
    Net income                           -        -        3,737          -              -    3,737
                              ------------  -------     ---------  ---------  -------------  -------
  Total comprehensive
   income                                -        -        3,737          -             41    3,778
                              ------------  -------     ---------  ---------  -------------  -------
  Cash dividend - $10.00
   per share                             -        -       (1,609)         -              -   (1,609)
  Sale of 139 shares of
   treasury stock                        -        -           (2)        44              -       42
Purchase of 1,231 shares
of treasury stock                        -        -            -       (398)             -     (398)
                              ------------  -------     ---------  ---------  -------------  -------
Balance at December 31, 1997         8,110    8,489       24,742       (528)           119   40,932
                              ------------  -------     ---------  ---------  -------------  -------

Comprehensive income:
Change in unrealized
gain on securities
available for sale,
net of taxes of $17                      -        -            -          -             26       26
Net income                               -        -        3,587          -              -    3,587
                              ------------  -------     ---------  ---------  -------------  -------
Total comprehensive
income                                   -        -        3,587          -             26    3,613
                              ------------  -------     ---------  ---------  -------------  -------
Cash dividend - $11.00
per share                                -        -       (1,766)         -              -   (1,766)
Sale of 135 shares of
treasury stock                           -        6            -         41              -       47
Purchase of 972 shares
of treasury stock                        -        -            -       (348)             -     (348)
                              ------------  -------     ---------  ---------  -------------  -------
Balance at December 31, 1998         8,110    8,495       26,563       (835)           145   42,478
                              ------------  -------     ---------  ---------  -------------  -------

Comprehensive income:
Change in unrealized
gain on securities
available for sale,
net of taxes of $16                      -        -            -          -            (23)      26
Net income                               -        -        2,357          -              -    2,357
                              ------------  -------     ---------  ---------  -------------  -------
Total comprehensive
income                                   -        -        2,357          -            (23)   2,334
                              ------------  -------     ---------  ---------  -------------  -------
Cash dividend - $11.50
per share                                -        -       (1,833)         -              -   (1,833)
Sale of 176 shares of
treasury stock                           -       11            -         56              -       67
Purchase of 1,422 shares
of treasury stock                        -        -            -       (569)             -     (569)
                              ------------  -------     ---------  ---------  -------------  -------
Balance at December 31, 1999  $      8,110    8,506       27,087     (1,348)           122   42,477
                              ============  =======     =========  =========  =============  =======


See  accompanying  notes  to  consolidated  financial  statements.



CANANDAIGUA  NATIONAL  CORPORATION  AND  SUBSIDIARIES

                          CONSOLIDATED STATEMENTS OF CASH FLOWS
                      YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                 (DOLLARS IN THOUSANDS)



                                                             1999       1998      1997
                                                          ----------  --------  --------
Cash flow from operating activities:
  Net income                                              $   2,357     3,587     3,737
  Adjustments to reconcile net income to
   net cash from operating activities:
  Depreciation and amortization                               2,084     1,793     1,415
  Provision for loan losses                                   1,239       641       851
  Writedown of other real estate owned                            -        50       274
  Deferred income taxes                                        (482)     (256)     (210)
  Income from minority owned entities                          (144)        -         -
  Originations of loans held for sale                      (106,988) (116,551)  (28,481)
  Proceeds from sale of loans held for sale                 109,464   115,702    27,033
  Increase) decrease in accrued interest receivable
   (and other assets                                           (175)      149      (312)
  Increase (decrease) in accrued interest payable and
   Other liabilities                                          1,230      (662)      634
                                                          ----------  --------  --------
      Net cash provided by operating activities               8,585     4,453     4,941
                                                          ----------  --------  --------

Cash flows from investing activities:
  Purchase of FHLB and FRB stock                                  -      (430)   (1,354)
  Securities held to maturity:
   Proceeds from maturities and calls of securities          38,303    32,740    37,219
   Purchases of securities                                  (41,180)  (34,025)  (38,319)
  Loans made net of principal payments                      (89,985)   (2,663)  (52,133)
  Fixed asset purchases - net                                (3,990)   (2,104)   (3,469)
  Acquisition of subsidiary                                       -         -      (196)
  Investment in minority owned subsidiary                      (158)     (762)   (1,014)
  Proceeds from sale of other real estate                       529     1,196       892
                                                          ----------  --------  --------
      Net cash used by investing activities                 (96,481)   (6,048)  (58,374)
                                                          ----------  --------  --------

Cash flows from financing activities:
  Net increase in demand, savings and short-
   term deposits                                             46,667    19,388    14,880
  Proceeds from issuance of certificates of deposit net
   of payments on maturing certificates                      31,116    32,358     1,915
  Proceeds from long term FHLB advances                      16,600         -    39,100
  Principal repayments on FHLB advances                      (1,524)  (43,525)      (23)
  Proceeds from sale of common stock                             67        47        42
  Purchase of treasury stock                                   (569)     (348)     (398)
  Dividends paid                                             (1,833)   (1,766)   (1,609)
                                                          ----------  --------  --------
      Net cash provided by financing activities              90,524     6,154    53,907
                                                          ----------  --------  --------

      Net increase in cash & cash equivalents                 2,628     4,559       474
  Cash & cash equivalents - beginning of year                24,206    19,647    19,173
                                                          ----------  --------  --------
  Cash & cash equivalents-end of year                     $  26,834    24,206    19,647
                                                          ==========  ========  ========

Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                              $  13,074    12,312    11,128
                                                          ==========  ========  ========
    Income taxes                                          $   1,020     2,142     1,409
                                                          ==========  ========  ========
Supplemental disclosure of non-cash investing
 activity:
  Additions to other real estate acquired through
   foreclosure, net of loans to facilitate sales          $     536       376     2,538
                                                          ==========  ========  ========

See  accompanying  notes  to  consolidated  financial  statements.

CANANDAIGUA  NATIONAL  CORPORATION  AND  SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

BUSINESS

Canandaigua National Corporation (the Company) provides a full range of financial services, including banking, trust, and insurance services to individual, corporate, and municipal customers. The Company is subject to competition from other financial institutions. The Company and its subsidiaries are subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory authorities.

BASIS  OF  PRESENTATION

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, The Canandaigua National Bank and Trust Company (the Bank), Greater Funding of New York, Inc., and HomeTown Funding, Inc. (HTF). All significant intercompany accounts and transactions have been eliminated in consolidation. The Company accounts for investments in minority owned subsidiaries under the equity method. The financial statements have been prepared in conformity with generally accepted accounting principles and conform with predominant practices within the banking industry.

In preparing the consolidated financial statements, management made estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Amounts in prior years' consolidated financial statements are reclassified whenever necessary to conform with the current year's presentation.

SECURITIES

The Company classifies its debt securities as either available for sale or held to maturity as the Company does not hold any securities considered to be trading. Held to maturity securities are those that the Company has the ability and intent to hold until maturity. Held to maturity securities are recorded at amortized cost. All other securities not included as held to maturity are classified as available for sale.

Available for sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and are reported as a component of accumulated other comprehensive income in stockholders' equity until realized. A decline in fair value of any available for sale or held to maturity security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the interest method. Dividend and interest income are recognized when earned. Realized gains and losses are included in earnings and are determined using the specific identification method.

LOANS

Loans, other than loans designated as held for sale, are stated at the principal amount outstanding net of deferred origination costs. Interest and costs on loans are credited to income based on the effective interest method.

The accrual of interest on commercial and real estate loans is discontinued and previously accrued interest is reversed when the loans become 90 days delinquent or when, in management's judgment, the collection of principal and interest is uncertain. Recognition of interest income on nonaccrual loans does not resume until management considers principal and interest collectible. Consumer loans are generally charged off upon becoming 120 days past due.
                                     Page 12

CANANDAIGUA  NATIONAL  CORPORATION  AND  SUBSIDIARIES
                   NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

Loans held-for-sale are carried at the lower of cost or market value on an aggregate basis. Market value is estimated based on outstanding investor commitments, or in the absence of such commitments, based on current yield requirements or quoted market prices.

The Company services residential mortgage loans for the Federal Home Loan Mortgage Corporation (Freddie Mac) and earns servicing fees, which are recognized when payments are received, based upon the outstanding principal balance of the loans. The cost of originating these loans is attributed to the loans and is considered in the calculation of the gain or loss on the sale of the loans.

ALLOWANCE  FOR  LOAN  LOSSES

The determination of the allowance for loan losses is based on an analysis of the loan portfolios and reflects an amount which, in management's judgment, is adequate to provide for loan losses inherent in the portfolio. This analysis is based on management's periodic evaluation, which considers factors such as past loss experience, identification of adverse conditions that may affect a borrower's ability to repay, an assessment of current and expected economic conditions and the estimated value of any underlying collateral.

While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Management, considering current information and events regarding the borrowers' ability to repay their obligations, considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Cash receipts on impaired loans are applied to reduce the principal balance outstanding and accrued but unpaid interest. In considering loans for evaluation of impairment, management generally excludes smaller balance, homogeneous loans - residential mortgage loans, home equity loans and all consumer loans. These loans are collectively evaluated for impairment as discussed above.

PREMISES  AND  EQUIPMENT

Land is carried at cost. Buildings, equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets, 3-25 years. Amortization of leasehold improvements is provided over the lesser of the term of the lease or the estimated useful lives of the assets.

INTANGIBLE  ASSETS

Goodwill, which represents the excess of the purchase price over the fair value of identifiable assets acquired in 1997, is being amortized over five years on the straight-line method. The amortization period is reviewed at least annually to determine if events and circumstances require the period to be reduced. At December 31, 1999 and 1998 the unamortized balance of goodwill amounted to $208,000 and $348,000, respectively. Insurance expirations (customer list), acquired through acquisition, are amortized over five years, the expected period over which commission income will be received. The amount remaining to be amortized at December 31, 1999 and 1998 was $95,000 and $158,000, respectively.
                                     Page 13

CANANDAIGUA  NATIONAL  CORPORATION  AND  SUBSIDIARIES

                 NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

OTHER  REAL  ESTATE

Real estate acquired through foreclosure or deed in lieu of foreclosure (other real estate) is recorded at the lower of the unpaid loan balance on the property at the date of transfer, or fair value. Adjustments made to the value at transfer are charged to the allowance for loan losses. After transfer, the property is carried at the lower of cost or estimated fair value less estimated costs to sell. Adjustments to the carrying values of such properties that result from subsequent declines in value are charged to operations in the period in which the declines occur. Operating earnings and costs associated with the properties are charged to expense as incurred. Gains on the sale of other real estate are included in results of operations when title has passed and the sale has met the minimum down payment and other requirements prescribed by generally accepted accounting principles.

STOCK-BASED COMPENSATION

The Company applies the intrinsic value-based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" for its stock-based compensation plans and discloses in these footnotes pro forma net income and earnings per share information as if the fair value based method had been adopted.

INCOME  TAXES

The Company and its subsidiaries file a consolidated federal income tax return. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ACCUMULATED  OTHER  COMPREHENSIVE  INCOME

The Company's comprehensive income consists of only net income and the net unrealized holding gains and losses of securities available for sale, net of the related tax effect. Accumulated other comprehensive income on the consolidated statements of stockholders' equity is presented net of taxes.

TRUST  DEPARTMENT  INCOME

Assets, at cost, held in fiduciary or agency capacity for customers, amounting to $587,000,000 and $424,000,000 at December 31, 1999 and 1998, respectively, are not included in the accompanying consolidated balance sheets, since such assets are not assets of the Company. Fee income is recognized on the accrual method.

CASH  EQUIVALENTS

For the purpose of reporting cash flows, cash and cash equivalents include cash on hand, interest bearing deposits with other financial institutions and Federal funds sold.

FINANCIAL  INSTRUMENTS  WITH  OFF-BALANCE-SHEET  RISK

The Company does not engage in the use of derivative financial instruments. The Company's only financial instruments with off-balance-sheet risk are commercial letters of credit and committed mortgages and lines of credit. These off-balance-sheet items are shown on the Company's balance sheet upon funding.

CANANDAIGUA  NATIONAL  CORPORATION  AND  SUBSIDIARIES

                NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

TREASURY  STOCK

Treasury stock is shown on the consolidated balance sheet at cost as a separate component of stockholders' equity, and is a reduction thereto. Shares are released from treasury at fair value, with any gain on the sale reflected as an adjustment to additional paid-in capital or retained earnings. Losses are reflected as an adjustment to additional paid-in capital to the extent of gains previously recognized, otherwise as an adjustment to retained earnings.

PER  SHARE  DATA

Basic earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of shares outstanding during the year. Diluted earnings per share includes the maximum dilutive effect of stock issuable upon conversion of stock options.

SEGMENT REPORTING

During 1998, the Company adopted SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires the Company to report financial and other information about key revenue-producing segments of the Company for which such information is available and is utilized by the chief operating decision maker. Specific information to be reported for individual segments include profit and loss, certain revenue and expense items, and total assets. A reconciliation of segment financial information to amounts reported in the financial statements is also provided. Adoption of SFAS No. 131 did not result in significant changes in the Company's reporting. The Company's operations are solely in the financial service industry and include the provision of traditional commercial banking services, which includes payment services, credit services, investment and trust services, and insurance services to individual, corporate and municipal customers. The Company operates in the geographical regions of Western Ontario County and Monroe County and surrounding areas in New York State. The Company has identified separate operating segments; however, these segments did not meet the quantitative thresholds for separate disclosure.

OTHER RECENTLY ISSUED ACCOUNTING STANDARDS

In June 1999 the Financial Accounting Standards Board deferred for one year the effective date of FASB Statement No. 133 entitled "Accounting for Derivative
Instruments  and  Hedging  Activities."   Statement  No.  133  establishes
comprehensive accounting and reporting requirements for derivative instruments and hedging activities. The statement requires companies to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for gains and losses resulting from changes in fair value of the derivative instrument depends on the intended use of the derivative and the type of risk being hedged. The statement is now effective for the Company for fiscal quarters beginning January 1, 2001. Earlier adoption is permitted. The Company holds no free-standing derivative instruments at year end, and management does not anticipate that adoption of the new standard will have a material effect on the Company's financial statements.

CANANDAIGUA  NATIONAL  CORPORATION  AND  SUBSIDIARIES

               NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS

(2)  FEDERAL  FUNDS  SOLD

Income from Federal funds sold for the years ended December 31, 1999, 1998, and 1997 was $225,000, $33,000, and $1,000, respectively.

(3)  SECURITIES



The aggregate amortized cost and fair value of Securities Available for Sale and Securities Held to Maturity at December 31, 1999 and 1998 follow (in thousands):


                                              1999               1998
                                      ------------------   ----------------
                                      Amortized    Fair    Amortized  Fair
                                       Cost        Value     Cost     Value
                                      -------     ------   --------  ------
Securities Available for Sale:
  Common Stock                        $   325        528      195       437
                                      =======    =======    =====    ======

Securities Held to Maturity:
  U.S Treasury obligations            $26,865     26,715   29,936    30,126
  Mortgage-backed securities              430        436      308       309
  Obligations of state and municipal
   Subdivisions                        46,061     45,674   39,253    40,224
  Other securities                      1,980      1,980    2,982     3,029
                                      -------    -------   ------    ------
      Total                           $75,336     74,805   72,479    73,688
                                      =======    =======   ======    ======



Gross unrealized gains and gross unrealized losses on Securities Available for Sale and Securities Held to Maturity at December 31, 1999 and 1998 follow (in thousands):


                                              1999              1998
                                           Unrealized        Unrealized
                                         ----------------  -------------
                                           Gains   Losses  Gains  Losses
Securities Available for Sale:
  Common Stock                            $   212     (9)     242     -
                                          =======  ======  ======  =====

Securities Held to Maturity:
  U.S Treasury obligations                $     3   (153)     201   (11)
  Mortgage-backed securities                    9     (3)       1     -
  Obligations of state and municipal
   Subdivisions                               162   (549)     985   (14)
  Other securities                              3     (3)      47     -
                                          -------  ------  ------  -----
      Total                               $   177   (708)   1,234   (25)
                                          =======  ======  ======  =====

CANANDAIGUA  NATIONAL  CORPORATION  AND  SUBSIDIARIES

                     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS

(3)  SECURITIES  (CONTINUED)


The  amortized  cost  and  fair value of securities Held to Maturity by years to
maturity     as  of  December  31,  1999  follow  (in  thousands):

                  Amortized Cost    Fair Value
                 ---------------  ------------
Years
  Under 1        $        29,396        29,331
  1 to 5                  40,180        39,800
  5 to 10                  5,191         5,061
  10 and over                569           613
                 ---------------  ------------
      Total      $        75,336        74,805
                 ===============  ============


Maturities of mortgage-backed securities are classified in accordance with the contractual repayment schedules. Expected maturities will differ from contracted maturities since issuers may have the right to call or prepay obligations without penalties.

Securities Held to Maturity with carrying values of $74,413,000 were pledged as collateral against municipal deposits at December 31, 1999.



Interest on securities segregated between taxable interest and tax-exempt interest for the years ended December 31, 1999, 1998, and 1997 follows (in thousands):


               1999   1998   1997
             ------  -----  -----
Taxable      $2,015  2,400  2,587
Tax-exempt    1,741  1,567  1,440
             ------  -----  -----
      Total  $3,756  3,967  4,027
             ======  =====  =====


The Bank's required investment in stock of the Federal Home Loan Bank and the Federal Reserve Bank amounted to $3,548,000 at December 31, 1998 and 1997, respectively, which equals the Company's cost basis.

CANANDAIGUA  NATIONAL  CORPORATION  AND  SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4)  LOANS



The major classifications of loans at December 31, 1999 and 1998 follow (in thousands):


                                          1999     1998
                                        --------  -------
Commercial, financial and agricultural  $ 62,491   43,260
Mortgages:
  Residential                             69,862   76,130
  Commercial                             141,255   83,771
Consumer:
  Auto - Indirect                        103,605   84,370
  Other                                   18,561   17,753
Other                                      2,097    3,516
Loans held for sale                          492    2,969
                                        --------  -------
    Total                                398,363  311,769
Less - allowance for loan losses           4,136    3,283
                                        --------  -------
Loans - net                             $394,227  308,486
                                        ========  =======




Interest and fees on loans for the years ended December 31, 1999, 1998, and 1997 follow (in thousands):


                     1999     1998    1997
                    -------  ------  ------
Commercial          $ 4,416   3,319   3,575
Mortgage             14,852  15,270  15,445
Consumer and other    9,597   8,245   6,369
                    -------  ------  ------
    Total           $28,865  26,834  25,389
                    =======  ======  ======



A summary of the changes in the allowance for loan losses follows (in thousands):


                                  Years Ended December 31,
                                 ------------------------
                                    1999    1998     1997
                                 -------   -----    -----
Balance at beginning of year     $ 3,283   3,153   2,675
Provision charged to operations    1,239     641     851
Loans charged off                   (875) (1,053)   (795)
Recoveries of loans charged off      489     542     422
                                 -------   -----   ------
Balance at end of year           $ 4,136   3,283   3,153
                                 =======   =====   ======





The principal balance of loans not accruing interest totaled $1,640,000 and $2,113,000 at December 31, 1999 and 1998, respectively. The effect of nonaccrual loans on interest income for the years ended December 31, 1999, 1998, and 1997 was approximately $138,000, $239,000, and $636,000, respectively. Other real estate owned amounted to $1,651,000 and $1,642,000 at December 31, 1999 and 1998, respectively, and is included in other assets in the consolidated balance sheets.

The recorded investment in loans that are considered to be impaired totaled $1,640,000 and $2,113,000 at December 31, 1999 and 1998, respectively. Included in 1998's amount was $38,000 of impaired loans for which the related allowance for loan losses is $18,000. The average recorded investment in impaired loans during 1998, 1997, and 1996 was $2,728,000, $6,245,000,and $11,113,000,
respectively. The effect on interest income for impaired loans was approximately $239,000 in 1998, $636,000 in 1997 and $841,000 in 1996. Income
earned on impaired loans during 1998, 1997, and 1996 was approximately $281,000, $259,000, and $149,000, respectively.

CANANDAIGUA  NATIONAL  CORPORATION  AND  SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4)  LOANS  (CONTINUED)


At December 31, 1999 residential mortgage loans with a carrying value of Approximately $24,440,000 were pledged as collateral for the Bank's advances from the Federal Home Loan Bank, and an additional $10,321,000 was available for pledging. Indirect automobile loans with a carrying value of approximately $94,880,000 were pledged as collateral for a $75,900,000 line of credit from the Federal Reserve Bank of New York at December 31,1999.

Loans serviced for others, amounting to $80,364,000 and $73,007,000 at December 31, 1999 and 1998, respectively, are not included in the consolidated financial statements.

The Company's market area is generally Western Ontario County and Monroe County of New York State. Virtually all loans are made in its market area. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is susceptible to changes in the conditions in this area.

The Company's concentrations of credit risk are as disclosed in the schedule of loan classifications. The concentrations of credit risk in loan commitments and letters of credit parallel the loan classifications reflected. Other than general economic risks, management is not aware of any material concentrations of credit risk to any industry or individual borrower.

(5)  PREMISES  AND  EQUIPMENT



A summary of premises and equipment at December 31, 1999 and 1998 follows (in thousands):


                                                 1999     1998
                                                -------  ------
Land and land improvements                      $   979     979
Buildings and leasehold improvements             15,192  13,280
Furniture, fixtures, equipment, and vehicles     11,131  10,113
                                                -------  ------
                                                 27,302  24,372
Less accumulated depreciation and amortization   13,864  12,904
                                                -------  ------
Premises and equipment - net                    $13,438  11,468
                                                =======  ======



Depreciation and amortization expense amounted to $2,020,000, $1,820,000, and $1,499,000 for the years ended December 31, 1999, 1998, and 1997, respectively.

CANANDAIGUA  NATIONAL  CORPORATION  AND  SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6)CERTIFICATES  OF  DEPOSIT

Certificates of deposit of $100,000 or more amounted to $81,656,000 at December 31, 1999 and $59,329,000 at December 31, 1998. Interest expense on these certificates of deposit was as follows: $3,032,000 in 1999; $2,211,000 in 1998; and $1,930,000 in 1997.



At December 31, 1999, the scheduled maturity of these certificates of deposit was as follows (in thousands):


          2000     $72,206
          2001       8,853
          2002         597
                   -------
                    81,656
                   =======

 (7)BORROWING  FROM  FHLB

Borrowings consisted of the following at December 31, 1999 and 1998 (in thousands)

                                                1999       1998
                                             -------      -----
Federal Home Loan Bank Line of Credit        $  3,900     2,300
Federal Home Bank Loan Bank Term Advances      18,318     4,842
                                             --------     -----
                                             $ 22,218     7,142
                                             ========     =====

In 1995, the Bank borrowed $1,023,000 from the FHLB at an effective rate of 2.5% to fund low-income housing projects.


Scheduled maturity of the Company's borrowings from the FHLB at December 31, 1999 follows (in thousands):


                                                  Weighted Average
                                    Amount        Interest Rate
                               -----------        --------------
2000 overnight line of credit  $     3,900             3.60%
2000 other                          16,324             5.88
2001                                 1,124             6.15
2002                                    24             2.50
2003                                    24             2.50
2004                                    24             2.50
After 2005                             798             2.50
                               -----------
    Total                      $    22,218             5.36%
                               ===========

The Company maintains a $24,000,000 overnight line of credit with the FHLB of New York. Advances are payable on demand and generally bear interest at the federal funds rate plus .10%. The Company also has access to the FHLB's Term
Advance Program, which allows the bank to borrow up to $24,000,000 at various Terms and rates. Under the terms of a blanket collateral agreement with the FHLB, these outstanding balances are collateralized by the Company's investment in FHLB stock and certain other qualifying assets not otherwise pledged (primarily first mortgage loans).

CANANDAIGUA  NATIONAL  CORPORATION  AND  SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(9)INCOME  TAXES



Total income taxes for the years ended December 31, 1999, 1998, and 1997 were allocated as follows (dollars in thousands):


                                                1999   1998   1997
                                               ------  -----  -----
Income before taxes                            $  896  1,686  1,762
Change in stockholders' equity for unrealized
Gain on securities available for sale              16     17     27
                                               ------  -----  -----
                                               $  912  1,703  1,789
                                               ======  =====  =====




The components of income tax expense (benefit) relating to income from operations follows (in thousands):


                      Years Ended December 31,
                     -------------------------
                        1999     1998      1997
                     -------    -----    ------
Current:
  Federal            $ 1,033    1,465    1,503
  State                  345      477      469
                     -------    -----    ------
                       1,378    1,942    1,972
                     -------    -----    ------

Deferred:
  Federal               (478)    (221)    (186)
  State                   (4)     (35)     (24)
                     -------    -----    ------
    Total               (482)    (256)    (210)
                     -------    -----    ------
                     $   896    1,686    1,762
                     =======    =====    ======




Income tax expense differed from the amounts computed by applying the applicable U.S. Federal corporate tax rates to pretax income from operations as follows (in thousands):


                                       Years Ended December 31,
                                      -------------------------
                                         1999     1998     1997
                                      -------   ------   -------
Tax expense at statutory rate of 34%  $ 1,106    1,790    1,870
Tax-exempt interest                      (591)    (551)    (489)
Nondeductible interest expense             76       61       62
State taxes, net of federal benefit       228      292      310
Valuation allowance                       (22)      45       12
Other                                      99       49       (3)
                                      -------   ------   -------
Total                                 $   896    1,686    1,762
                                      =======   ======   =======

Effective tax rate                       27.5%   32.0%    32.0%
                                      =======   ======   ======

CANANDAIGUA  NATIONAL  CORPORATION  AND  SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(8)INCOME  TAXES  (CONTINUED)



The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998 are presented below:


                                                          1999     1998
                                                         -------  ------
Deferred tax assets:
  Allowance for loan losses                              $1,619   1,312
  Incentive stock plan                                      525     412
  Excess servicing                                           45      60
  NOL credits from subsidiaries                             199     256
  State NOL arising from nonconsolidation for state tax
   purposes only                                             49      53
  Interest on non-accrual loans                             101     143
  Other                                                      59      55
                                                         -------  ------
      Deferred tax assets before allowance                2,597   2,291
    Valuation allowance                                     (65)    (87)
      Deferred tax asset                                  2,532   2,204
                                                         -------  ------

Deferred tax liabilities:
  Allowance for loan loss - tax                             322     329
  Depreciation                                              293     472
  Net unrealized gains on available for sale securities      83      99
  Accretion on bonds                                         51      19
                                                         -------  ------
      Deferred tax liabilities                              749     919
                                                         -------  ------
      Net deferred tax asset                             $1,783   1,285
                                                         =======  ======


Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of deferred tax liabilities, the level of historical taxable income, and projected future taxable income over the periods which the temporary differences comprising the deferred tax assets are deductible. Based on its assessment, management determined that a valuation allowance of $65,000 against its non-bank subsidiaries' Net Operating Loss (NOL) was necessary. As of December 31, 1999 there were approximately $108,000 of mortgage tax credits available to offset future state tax liabilities of GFNYI.

(9)  STOCKHOLDERS'  EQUITY

Payment of dividends by the Bank to the Company is limited or restricted in certain circumstances. According to federal banking law, the approval of the Office of the Comptroller of the Currency (OCC) is required for the declaration of dividends in any year in which dividends exceed the total of net income for that year plus retained income for the preceding two years. At December 31, 1999, dividends were unavailable for payment to the Company without the approval of the OCC.

(10)  EARNINGS PER SHARE

Basic and diluted earnings per share for the years ended December 31, 1999, 1998, and 1997 were computed as follows (dollars in thousands, except share data)

                                                         1999      1998      1997
                                                    ---------   -------   -------
Basic Earnings per Share
  Net income applicable to common shareholders      $   2,357     3,587     3,737
  Weighted average common shares outstanding          159,029   160,254   160,952
                                                    ---------   -------   -------
  Basic Earnings Per Share                          $   14.82     22.38     23.22
                                                    =========   =======   =======

CANANDAIGUA  NATIONAL  CORPORATION  AND  SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(10)  EARNINGS PER SHARE (CONTINUED)

                                                         1999      1998      1997
                                                    ---------   -------   -------
Diluted Earnings Per Share
  Net income applicable to common shareholders      $   2,357     3,587     3,737
                                                    ---------   -------   -------
  Weighted average common shares outstanding          159,029   160,254   160,952

  Effect of dilutive securities:
    Stock options                                         492         -         -
                                                    ---------   -------   -------
    Total                                             159,521   160,254   160,952


  Diluted earnings per share                        $   14.78     22.38     23.22
                                                    =========   =======   =======

(11)  EMPLOYEE  BENEFITS

PROFIT  SHARING  PLAN

The Company has a profit sharing plan covering substantially all Bank employees upon completion of 1,000 hours of service with respect to full-time employees, and 870 hours of service for part-time employees. Contributions to the plan are determined by a mathematical formula which takes into account average net income of the Bank for the current and prior year, and the level of the Bank's stockholders' equity. It is the Company's policy to fund current costs as they accrue. Profit sharing plan expense amounted to $974,000, $835,000, and $763,000 for the years ended December 31, 1999, 1998, and 1997, respectively.

EMPLOYEE  STOCK  OWNERSHIP  PLAN

The Company has an employee stock ownership plan (ESOP) for employees of the Company. Annual contributions are made at the discretion of the Board of Directors. ESOP expense amounted to $76,000, $63,000, and $62,000 for the years ended December 31, 1999, 1998, and 1997, respectively. Shares distributed to a participant upon termination of service are subject to a put option whereby the participant may cause the Company to purchase the shares at fair value. At December 31, 1999 and 1998 the plan held 1,802 and 1,666 shares with a fair value at the respective dates of $697,000 and $645,000.

(12)  INCENTIVE  STOCK  PLANS

The Company's incentive stock option program for employees authorizes grants of options to purchase up to 16,000 shares of common stock. At its March 1999 meeting, the Board of Directors granted, effective January 1, 1999, 4,571 non-qualified options to certain employees. Of this amount, 3,210 options were granted in replacement of the future appreciation of previously granted Stock Appreciation Rights and Phantom Stock Awards. The remaining options were granted to management under the Company's incentive compensation plan for 1998's performance. The options were granted with an exercise price equal to the estimated fair value of the common stock on the grant date. The options are exercisable at times varying from five years to seventeen years. The options are fully vested and have no set expiration date.

The following summarizes outstanding exercisable options at December 31, 1999:

                                                        Weighted
                                           #          Average Price
                                       -----          -------------
Options outstanding January 1               -                     -
Granted                                 4,571             $  360.52
Exercised                                   -                     -
Expired                                     -                     -
                                       ------             ---------
Options outstanding, December 31        4,571             $  360.52
                                       ======             =========
Options exercisable, December 31        1,853             $  360.52
                                       ======             =========
Options available for future grants    11,429
                                       ======

                                     Page 23

CANANDAIGUA  NATIONAL  CORPORATION  AND  SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(12)  INCENTIVE  STOCK  PLANS (CONTINUED)

All options outstanding (both exercisable and unexercisable) at December 31, 1999 have an exercise price of $360.52. The weighted average expected life of the options is 12.3 years. Since the options have no stated expiration date, the remaining life is calculated as the number of years from grant date to the grantee's 65th birthday.

The Company applies APB Opinion No. 25 in accounting for its stock option plan, and accordingly, no compensation cost has been recognized for its fixed-award stock options in the consolidated statement of income. Had compensation cost been determined based on the fair value at the grant date of the stock options using option valuation models consistent with the approach of FASB Statement No.
123, the Company's net income and earnings per share for the year ended December
31, 1999  would have  been reduced  to the  pro forma  amounts  indicated  below
(net income in thousands):

Net Income
  As reported                              $ 2,357
  Pro forma                                $ 2,118

Earnings per share                           Basic         Diluted
                                             -----         -------
  As reported                              $ 14.82         $ 14.78
  Pro forma                                $ 13.32         $ 13.28

The per share fair value of stock options granted during 1999 of $73.57, was determined using the Black-Scholes option-pricing model with the following weighted average assumptions:

Expected dividend yield                                      3.09%
Risk free interest rate                                      4.92%
Expected life                                           12.3 years
Volatility                                                  14.73%

The Company also has an incentive stock plan for senior management of the Company which allows for the issuance of Phantom Stock Options (PSA) and Stock
Appreciation Rights (SAR) to key employees based upon performance factors established by the Board of Directors, and is generally tied to increases in the value of the Company's common stock. PSAs represent the right to receive, for each phantom share of common stock covered by the PSA, payment equal to the higher of the book value or market value per share of common stock on the date of exercise. Payment can be made in cash, shares of the Company, or both at the discretion of the Board of Directors. PSAs are exercisable at the later of age
55 or 15 years of continuous employment with the Company or at normal retirement age (65). SARs represent the right to receive payment equal to the amount, if any, by which the higher of the book value or market value per share of common stock on the date of exercise exceeds the SARs grant value. SARs are exercisable five years from the date of grant. At December 31, 1999, 3,052 PSAs were outstanding and 2,508 SARs were outstanding at prices ranging from $114.00 to $242.00.

There is no difference between the Company's previous method of accounting for its incentive plan and the provisions of SFAS No. 123; therefore, no pro forma information is provided.

Phantom Stock and Stock Appreciation Rights Plan

The maximum value of the PSAs and SARs was frozen as of December 31, 1998 and future appreciation associated with increases in the market value of the Company's common stock was replaced with stock options. The Company has accrued a liability of $1,242,000 at December 31, 1999 representing the vested obligation under the plan. Expenses of the plan amounted to $269,000, $137,000, and $110,000, for the years ended December 31, 1999, 1998, and 1997, respectively.

                                      Page 24

CANANDAIGUA  NATIONAL  CORPORATION  AND  SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(13)  LEASES

The Company leases certain buildings and office space under operating lease arrangements. Rent expense under these arrangements amounted to $376,000 in 1999, $284,000 in 1998, and $238,000 in 1997. Real estate taxes, insurance, maintenance, and other operating expenses associated with leased buildings and office space are generally paid by the Company.



A summary of noncancellable long-term operating lease commitments as of December
31, 1999 follows (in thousands):


Years ending
December 31,         Amount
--------------       -------
2000                 $   849
2001                     852
2002                     802
2003                     763
2004                     613
2005 and after           878
                     -------
  Total              $ 4,757
                     =======


(14)  COMMITMENTS  AND  CONTINGENCIES

In the normal course of business there are various outstanding commitments to extend credit which are not reflected in the accompanying consolidated financial statements. Because many commitments and almost all letters of credit expire without being funded in whole or in part, the contract amounts are not estimates of future cash flows. Loan commitments have off-balance-sheet credit risk because only origination fees are recognized in the balance sheet until commitments are fulfilled or expire. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and collateral or other security is of no value. The Company's policy generally requires customers to provide collateral, usually in the form of customers' operating assets or property, prior to the disbursement of approved loans. The contract amounts of these commitments at December 31, 1999 were: Commercial letters of credit $5,800,000 and unused commitments $37,422,000. The contract amounts of these commitments at December 31, 1998 were: Commercial letters of credit $3,462,000 and unused commitments $39,842,000. The majority of these commitments have terms up to one year at fixed interest rates current at the date of origination. Commitments to fund residential mortgage loans amounted to $4,277,000 at December 31, 1999.

The Company committed $2,200,000 to fund a 20% limited partnership investment interest in Cephas Capital Partnership, LP. This small business investment company was established for the purpose of providing financing to small businesses in conjunction with programs established by the U.S. Small Business Administration. At December 31, 1999, the Company had funded $1,564,000 of this commitment and carries the investment under the equity method in other assets.

The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of such reserve balances for the year ended December 31, 1999 was approximately $6,900,000.

In the normal course of business, the Company has various contingent liabilities outstanding that are not included in the consolidated financial statements. Management does not anticipate any material losses as a result of these contingent liabilities.

CANANDAIGUA  NATIONAL  CORPORATION  AND  SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(15)  REGULATORY  MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (as set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1999, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain a minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.


                                                                                             To Be Well-
                                                                                             Capitalized
                                                                                             Under Prompt
                                                                            For Capital       Corrective
                                                                              Adequacy          Action
                                                       Actual                 Purposes        Provisions
                                            --------------------------  -------------------  ---------------
(dollars in thousands)                         Amount         Ratio       Amount     Ratio   Amount   Ratio
                                            -------------  -----------  -----------  ------  -------  ------
As of December 31, 1999
  Total Capital (to risk weighted assets)   $      40,985        10.2%  $    32,153    8.0%  $40,191   10.0%
  Tier 1 Capital (to risk weighted assets)  $      36,848         9.2%  $    16,077    4.0%  $24,115    6.0%
  Tier 1 Capital (to average assets)        $      36,848         7.2%  $    20,408    4.0%  $25,509    5.0%

As of December 31, 1998
  Total Capital (to risk weighted assets)   $      39,956        13.0%  $    24,620    8.0%  $30,776   10.0%
  Tier 1 Capital (to risk weighted assets)  $      36,564        11.9%  $    12,310    4.0%  $18,465    6.0%
  Tier 1 Capital (to average assets)        $      36,564         8.6%  $    16,977    4.0%  $21,221    5.0%


CANANDAIGUA  NATIONAL  CORPORATION  AND  SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(16)     LOANS  TO  DIRECTORS  AND  OFFICERS

Certain executive officers, directors, and their business interests are customers of the Company. Transactions with these parties are based on substantially the same terms as similar transactions with others and do not carry more than normal credit risk. At December 31, 1999 and 1998, loans and unused commitments to these related parties amounted to $4,497,000 and $4,311,000, respectively.

(17)  CONDENSED  FINANCIAL  INFORMATION  -  PARENT  COMPANY  ONLY



The following are the condensed balance sheets, statements of income, and statements of cash flows for Canandaigua National Corporation, (dollars in thousands).


BALANCE SHEETS
---------------
                                                      December 31,
                                                   ------------------
                                                        1999     1998
                                                   ---------   -------
Assets:
  Cash                                             $   1,342      114
  Securities available for sale                          177      185
  Premises and equipment - net                           710      730
  Investment in subsidiaries                          40,497   41,328
  Other assets                                            36      122
                                                   ---------   -------
      Total Assets                                 $  42,762   42,479
                                                   =========   =======

Liabilities:
  Other liabilities                                $     285        1
Stockholders' equity:
  Common stock                                         8,110    8,110
  Additional paid in capital                           8,506    8,495
  Retained earnings                                   27,087   26,563
  Treasury stock at cost (3,725 shares in
   1999 and 2,479 shares in 1998)                     (1,348)    (835)
  Accumulated other comprehensive income                 122      145
                                                   ---------   -------
      Total stockholders' equity                      42,477   42,478
                                                   ---------   -------
      Total liabilities and stockholders' equity   $  42,762   42,479
                                                   =========   =======




STATEMENTS OF INCOME
                                            Years Ended December 31,
                                           ---------------------------
                                               1999     1998      1997
                                           --------    -----    ------
Income - Dividends from the Canandaigua
 National Bank and Trust Company           $  2,025    5,122    2,975
Other income                                     18       11        7
Other expense                                   (16)     (34)     (66)
                                           --------    -----    ------
    Income before undistributed income of
     subsidiaries                             2,027    5,099    2,916
Undistributed (distributions in excess
 of)current year income of subsidiaries         330   (1,512)     821
                                           --------    -----    ------
    Net income                             $  2,357    3,587    3,737
                                           ========    =====    ======

CANANDAIGUA  NATIONAL  CORPORATION  AND  SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(17)     CONDENSED  FINANCIAL  INFORMATION  -  PARENT  COMPANY  ONLY (CONTINUED)




STATEMENTS OF CASH FLOWS
                                                       Years Ended December 31,
                                                      --------------------------
                                                          1999     1998     1997
                                                      --------  -------  -------
Cash flows from operating activities:
  Net income                                          $  2,357    3,587    3,737
  Adjustments to reconcile net income to
   net cash from operating activities:
    Depreciation and amortization                           25       30       10
    Undistributed (distributions in excess
     of)current year income of subsidiaries               (330)   1,512     (821)
    Other                                                    5        -       (7)
                                                      --------  -------  -------
    Net cash provided by operating activities activities 2,057    5,129    2,919
                                                      --------  -------  -------

Cash flows from investing activities:
  Purchase of subsidiaries                               1,564        -     (718)
  Decrease in other real estate                            105        -      450
  Additional capital investments in subsidiaries          (158)  (3,037)    (202)
  Fixed assets purchased, net                               (5)     (17)    (743)
                                                      --------  -------  -------
    Net cash provided by investing activities            1,506   (3,054)  (1,213)
                                                      --------  -------  -------

Cash flows from financing activities:
  Proceeds from sale of treasury stock                      67       47       42
  Purchase of treasury stock                              (569)    (348)    (398)
  Dividends paid                                        (1,833)  (1,766)  (1,609)
                                                      --------  -------  -------
      Net cash used by financing activities             (2,335)  (2,067)  (1,965)
                                                      --------  -------  -------

      Net increase in cash                               1,228        8     (259)
      Cash at beginning of year                            114      106      365
                                                      --------  -------  -------
      Cash at end of year                             $  1,342      114      106
                                                      ========  =======  =======

CANANDAIGUA  NATIONAL  CORPORATION  AND  SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(18)  FAIR  VALUES  OF  FINANCIAL  INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

CASH  AND  CASH  EQUIVALENTS

For these short-term instruments that generally mature 90 days or less, the carrying value approximates fair value.

SECURITIES

Fair values for securities are based on quoted market prices or dealer quotes, where available. Where quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

LOANS

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as loans adjustable by prime, commercial, mortgages, installment, and other consumer. Each loan category is further segmented into categories based on collateral, for purpose of the calculations.

The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan category. The estimate of maturity is based on the average maturity for each loan classification.

Delinquent loans (not in foreclosure) are valued using the method noted above. While credit risk is a component of the discount rate used to value loans, delinquent loans are presumed to possess additional risk. Therefore, the calculated fair value of loans delinquent more than 30 days but less than 91 days delinquent, is reduced by an allocated amount of the allowance for loan losses. The fair value of loans currently in foreclosure is estimated to approximate carrying value, as such loans are generally carried at fair value.

DEPOSITS

The fair value of demand deposits, savings accounts, and certain money market accounts is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using a discounted cash flow approach that applies current market rates (prevailing CD rates) to a schedule of aggregated expected monthly maturities on time deposits.

CANANDAIGUA  NATIONAL  CORPORATION  AND  SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(18)  FAIR  VALUES  OF  FINANCIAL  INSTRUMENTS  (CONTINUED)

ADVANCES  FROM  FHLB:

The fair value of advances is calculated by discounting scheduled cash flows through the estimated maturity using market rates presently available for new borrowings.



The  estimated  fair values of the Company's financial instruments are as follows (dollars in  thousands):


                                December 31, 1999     December 31, 1998
                                ------------------    ------------------
                                 Carrying    Fair     Carrying    Fair
                                  Amount    Value(1)   Amount   Value(1)
                                ----------  --------  --------  --------
Financial Assets:
  Cash and equivalents          $   26,834    26,834    24,206    24,206
  Securities                        79,412    78,881    76,464    77,673
  Loans, net                       394,227   393,890   308,486   318,735

Financial Liabilities:
  Deposits:
  Demand accounts, savings and
   money market accounts           227,228   277,228   230,561   230,561
  Certificates of deposit          177,062   176,832   145,946   147,109
  Advances from FHLB                22,218    22,078     7,142     6,863

Off-balance-sheet commitments:
  Commercial letters of credit  $        -        58         -        35
  Unused lines of credit                 -         -         -         -



(1)Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value of commitments to extend credit approximates the fee charged to make the commitments.

COMMON  STOCK  DATA

The Company's stock is not actively traded nor is it traded in the over-the-counter market. In addition, it is not listed with a national securities exchange. Due to the limited number of transactions, the weighted average sale price may not be indicative of the actual market value of the Company's stock. The following table sets forth a summary of the weighted average sale price, book value, and semi-annual dividends paid per share since the first quarter of 1994.


                       AVERAGE                     DIVIDEND
                       SALE PRICE      BOOK VALUE   PAID
                       -----------     -----------  -----
1999
-----------
4th quarter              no sales      $    268.02
3rd quarter            $   437.18      $    262.86  $5.75
2nd quarter            $   413.98      $    265.35
1st quarter            $   400.00      $    263.51  $5.75

1998
-----------
4th quarter              no sales      $    265.94
3rd quarter            $   360.52      $    261.09  $5.50
2nd quarter              no sales      $    260.72
1st quarter            $   351.16      $    255.68  $5.50

1997
-----------
4th quarter              no sales      $    254.92
3rd quarter            $   335.87      $    252.57  $5.25
2nd quarter            $   320.59      $    251.25
1st quarter            $   326.61      $    243.32  $4.75

1996
-----------
4th quarter            $   320.31      $    240.69
3rd quarter            $   326.74      $    236.63  $4.50
2nd quarter            $   324.86      $    237.41
1st quarter              no sales      $    232.52  $4.25

1995
-----------
4th quarter              no sales      $    232.06
3rd quarter            $   307.09      $    226.65  $3.50
2nd quarter            $   293.15      $    223.46
1st quarter            $   288.71      $    216.94  $3.50

1994
-----------
4th quarter            $   259.87      $    214.55
3rd quarter            $   256.64      $    208.23  $3.00
2nd quarter            $   240.34      $    205.25
1st quarter              no sales      $    199.09  $3.00






As stated above, the stock of the Company is not listed with a national securities exchange; therefore, no formal bid and asked for quotations are available.

COMMUNITY  ADVISORY  COMMITTEES



(photograph  of  committee)
Bloomfield  Bank  Office

Joseph Ferris, DVM, David Hamlin, Jr.,
Frank  J.  Marianacci,
Judith  S.  Smith,  Barbara  A.  Thorpe


(photograph  of  committee)
Farmington  Bank  Office

Lawrence  E.  Potter,  Henry  A.  Trickey,  Jr.
Mary  Catherine  VanBortel,  Anne  P.  Fessler,  DVM


(photograph  of  committee)
Honeoye  Bank  Office

Ralph  C.  Annechino,  George  A.  Ward,
Earl L. Mastin, Herbert E. Treble, Kathleen A. Rice


(photograph  of  committee)
Manchester-Shortsville  Bank  Office

Mary C. Record, Gary H. Bliss, Charles D. Zonneville,
Diane C. Mordue


(photograph  of  committee)
Mendon  Bank  Office

A. Jack Leckie, Charles H. Meisenzahl,
Clayton G. Zuber, Christopher M. Keys, Marvin E. Hogan


(photograph  of  committee)
Victor  Bank  Office

John W. VanVechten, Gary L. Bennett,
William H. Turner, Eldred M. Sale, L. Kenneth Bliss


(photograph of committee)
Webster Bank Office

David W. Nytch, Jeffery C. Riedel, Kathleen Vasile, RossJ. Willink

THE  CANANDAIGUA  NATIONAL  BANK  AND  TRUST  COMPANY

Officers

Office of the President:

George W. Hamlin, IV, President, CEO, Trust and CRA Officer
Jean M. Baldick, Assistant Vice President, Executive Assistant to the President Lawrence A. Heilbronner, Vice President - Finance
Robert L. Simpson, Assistant Vice President - Finance

Retail Services:

Robert G. Sheridan, Senior Vice President and Cashier
Judith M. Stewart, Vice President - Training, Community Office Operations Richard T. Wade, Assistant Vice President - Consumer Loans
J. Thomas Lenda, Assistant Vice President - Mortgage Origination
Lori R. Ellis, Assistant Vice President
Jane R. Hamlin, Assistant Vice President
Richard J. Ertel, Assistant Vice President
Denise J. Salvatore, Assistant Branch Administrator
G. Karl Smith, Bank Security Officer
Cheryl A. Hurd, Banking Officer - Consumer Loans

Commercial Services:

James C. Minges, Senior Vice President
Wesley L. Talbett, Vice President
William E. Pearce, Vice President
Steven W. Robertson, Vice President
Carl A. Mabie, Vice President - Resource Recovery and Credit Services
A. Rosamond Zatyko, Vice President - Credit Administration
Robert L. Lowenthal, Vice President
Gary L. Babbitt, Vice President
Richard A. Szabat, Vice President
Michael J. Drexler, Vice President
Michael S. Mallaber, Vice President
JoAnn N. VanderSal, Vice President
Teresa P. Iula, Assistant Vice President
William J. Van Damme, Assistant Vice President
Keith J. Goebel, Assistant Vice President
Bernard E. Belcher, Assistant Vice President
Dorothy A. Ducatte, Project Manager - Assets and Assistant CRA Officer Tamra A.B. O'Donnell, Product Manager
Sandra J. Holley, Collateral Control Officer

Investment Services:

Gregory S. MacKay, Senior Vice President
James M. Exton, Vice President - Investment Officer
Scott B. Trumbower, Vice President - Employee Benefit Programs Robert J. Swartout, Vice President - Investment Officer
Anthony D. Figueiredo, Vice President - Trust Investment Officer Sandra A. Lancer, Vice President - Employee Benefits Trust Officer Mary Kay Bashaw, Vice President - Investment Officer
Patricia A. McAuley, Assistant Vice President - Investment IRA's Jay J. Bachstein, Assistant Vice President - Investment Officer

Trust Services:

Richard H. Hawks, Jr., Senior Vice President and Trust Officer
Paul R. Callaway, Vice President - Trust Officer
M. Beth Uhlen, Vice President - Manager Trust Operations
Sharon E. Greisberger, Assistant Vice President
Kevin D. Kinney, Assistant Vice President - Trust Development Officer Joseph P. Coonan, Trust Development Officer

Operations:

David R. Morrow, Senior Vice President
Kathleen G. Corry, Vice President - Bank Operations
Sandra U. Roberts, Vice President - Manager Data Processing
Susan H. Foose, Vice President - Retail Operations
Gerald E. Terragnoli, Assistant Vice President - Senior Systems Analyst Michael A. Mandrino, Assistant Vice President - Information Systems Architect Dawn C. Phelps, Assistant Vice President

Audit:

Linda M. Rogers, CFSA, CBA, Vice President and Corporate Audit Manager Gretchen A. Alles, Senior Auditor
Diane B. Savage, Audit Officer

Marketing:

Stephen R. Martin, Vice President - Marketing

Administrative:

Mary Ann M. Ridley, Vice President - Human Resources
Marie E. Dastin, Bank Officer
Vicki B. Mandrino, Compliance Officer

THE  CANANDAIGUA  NATIONAL  BANK  AND  TRUST  COMPANY

Community Banking Offices


Bloomfield Bank Office:
  Barbara A. Thorpe, Assistant Vice President - Community Office Manager

Canandaigua Bank Office:
  Michael D. O'Donnell, Assistant Vice President - Community Office Manager Roy M. Beecher, Assistant Vice President
  Marcia M. Minges, Assistant Vice President
  Linda M. Keyes, Consumer Services Officer

Chili Bank Office:
  Mary Anne Burkhart, Assistant Vice President - Community Office Manager Commercial Services:
    Richard A. Szabat, Vice President
    Michael S. Mallaber, Vice President

Customer  Call  Center:
  Barbara A Finch, Call Center Manager

Eastview Mall Bank Office:
  Robin A. Erb, Community Office Manager

Farmington Bank Office:
  Henry A. Trickey Jr., Assistant Vice President - Community Office Manager Dianne M. Tucker, Banking Officer

Greece Bank Office:
  Laurel L. Harrington, Assistant Vice President - Community Office Manager Peter J. Bevan, Banking Officer
  Commercial Services:
    JoAnn N. VanderSal, Vice President

Honeoye Bank Office:
  Kathleen A. Rice, Assistant Vice President - Community Office Manager Sandra L. D'Angelo, Banking Officer

Honeoye Falls Bank Office:
  Gerald V. Bowe, Community Office Manager
  Audrey A, Evangelist, Banking Officer

Irondequoit Bank Office:
  Timi L. Wright, Community Office Manager

Lakeshore Bank Office:
  Dolores J. Reynolds, Assistant Vice President - Community Office Manager

Manchester-Shortsville Bank Office:
  Diane C. Mordue, Assistant Vice President - Community Office Manager

Mendon Bank Office:
  Christopher M. Keys, Assistant Vice President - Community Office Manager Mary Ellen McMurry, Banking Officer

Perinton Bank Office:
  Deborah E. Rought, Community Office Manager

Pittsford Bank Office:
  Karen C. Serinis, Assistant Vice President - Community Office Manager Commercial Services:
   Robert L. Lowenthal, Vice President
   Gary L. Babbitt, Vice President
  Trust and Investment Services:
   Paul R. Callaway, Vice President and Trust Officer
   Sharon E. Greisberger, Assistant Vice President

Victor Bank Office:
  John W. Van Vechten, Vice President - Community Office Manager
  Leslie C. O'Malley, Banking Officer

Webster Bank Office:
  Kathleen Vasile, Assistant Vice President - Community Office Manager Gina M. Shevchuk, Banking Officer
  Commercial Services:
   Michael J. Drexler, Vice President
   Keith J. Goebel, Assistant Vice President

Arthur  S.  Hamlin
1998  Recipient

(photograph  of  the  award)
(photograph  of  Beth Uhlen)

"It is a tremendous honor to be selected as this year's recipient of the Arthur
S. Hamlin Award. Arthur" Hamlin sets the standard we should all strive to Attain. His leadership and guidance to the Bank, and involvement in both Community and charitable organizations are exemplary and serve as an inspiration to us all.

This award is of special significance to me because I was nominated by my co-workers. It is the people that make an organization exceptional and I am truly grateful for the opportunity to work with all the remarkable people who make up The Canandaigua National Bank and Trust Company.

Beth Uhlen


      (photographs  of  all  the  1999  nominees)

1999 Nominees:
Sandy D'Angelo
Susan Davis
Alice Hecker
Mary Keenan
Denise Kelly
Brian Martin
Tamra O'Donnell
Dawn Phelps
Dee Reynolds
Darlene Rogers
Jan Schrader
Kim Senglaub
Brenda Stoker
Barb Thorpe

Past  Recipients

Linda Keyes                  1989
Jerry Drake                  1990
Michael O'Donnell            1991
James Roth                   1992
Kathleen Corry               1993
Susan Foose                  1994
Amy Eagley and Regina Kesel  1995
Jeannie Baldick              1996
Kathy Lafler                 1997

TOUCHING MORE NEIGHBORS

(photographs of bank offices)
Chili - June 1999 (temporary location)
Greece - June 1999
Honeoye Falls - September 1999 (temporary location)


Canandaigua National Bank and Trust opened three new Monroe County Community Branch offices in calendar 1999. The Chili community branch office is a temporary location, situated in the Chili Paul Plaza and will be moving into its permanent location, a free standing building at the front end of the plaza in Mid - 2000. The Greece community office is located on West Ridge Road, just North of Greece-Ridge Mall. The Honeoye Falls location, located on Main St. in the village, is also a temporary location and will be permanently situated at a site to be determined in the Honeoye Falls village. All three Community Branch Offices model the design of our Webster branch opened in 1998, featuring sit-down tellers as well as a customer service greeter station and the same customer-friendly banking environment our customers have come to enjoy from this region's only full-service, locally-owned community bank.